Exhibit 4.2

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (“First Supplemental Indenture”), dated as of October 2, 2015 by and between F.N.B. Corporation, a Florida corporation (the “Corporation”), and Wilmington Trust, National Association, a national banking association, not in its individual capacity but solely as trustee (“Trustee”);

WHEREAS, the Corporation and the Trustee have executed and delivered a Subordinated Indenture, dated as of October 2, 2015 (the “Base Indenture” and as supplemented by this First Supplemental Indenture, the “Indenture”), to provide for the issuance from time to time by the Corporation of subordinated indebtedness to be issued in one or more series as provided in the Indenture;

WHEREAS, the issuance and sale of $100,000,000 aggregate principal amount of a new series of Securities of the Corporation designated as its 4.875% Subordinated Notes due 2025 (the “Notes”) have been authorized by resolutions adopted by a pricing committee of the Board of Directors of the Corporation;

WHEREAS, the Corporation desires to issue and sell $100,000,000 aggregate principal amount of the Notes as of the date hereof;

WHEREAS, the Corporation desires to establish the terms of the Notes;

WHEREAS, all things necessary to make this First Supplemental Indenture a legal and binding supplement to the Base Indenture in accordance with its terms and the terms of the Base Indenture have been done;

WHEREAS, the Corporation has complied with all conditions precedent provided for in the Base Indenture relating to this First Supplemental Indenture; and

WHEREAS, the Corporation has requested that the Trustee execute and deliver this First Supplemental Indenture.

NOW, THEREFORE, for and in consideration of the premises stated herein and the purchase of the Notes by the Holders thereof, the Corporation and the Trustee covenant and agree, for the equal and proportionate benefit of the Holders of the Notes, as follows:

ARTICLE I

SCOPE OF FIRST SUPPLEMENTAL INDENTURE

Section 1.1. Scope. This First Supplemental Indenture constitutes a supplement to the Base Indenture and an integral part of the Indenture and shall be read together with the Base Indenture as though all the provisions thereof are contained in one instrument. Except as expressly amended by the First Supplemental Indenture, the terms and provisions of the Base Indenture shall remain in full force and effect. Notwithstanding the foregoing, this First Supplemental Indenture shall only apply to the Notes.

ARTICLE 2

DEFINITIONS

Section 2.1. Definitions and Other Provisions of General Application. For all purposes of this First Supplemental Indenture unless otherwise specified herein:

EXECUTION VERSION

(a) all terms used in this First Supplemental Indenture which are not otherwise defined herein shall have the meanings they are given in the Base Indenture;

(b) the provisions of general application stated in Sections 1.1 through 1.16 of the Base Indenture shall apply to this First Supplemental Indenture, except that the words “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this First Supplemental Indenture as a whole and not to the Base Indenture or any particular Article, Section or other subdivision of the Base Indenture or this First Supplemental Indenture;

(c) Section 1.1 of the Base Indenture is amended and supplemented, solely with respect to the Notes, by inserting the following additional defined terms in their appropriate alphabetical positions:

“DTC” means the Depository Trust Company.

“Federal Reserve” means the Board of Governors of the Federal Reserve System or any successor regulatory authority with jurisdiction over bank holding companies.

“Issue Date” means October 2, 2015.

“Interest Period” means each six-month period beginning on a scheduled Interest Payment Date.

“Principal Subsidiary Bank” means each of (i) any bank subsidiary the consolidated assets of which constitute 40% or more of the Corporation’s consolidated assets and (ii) any other bank subsidiary designated as a “principal subsidiary bank” by the Corporation’s Board of Directors; provided that if the Federal Reserve notifies the Corporation that a bank subsidiary that is a principal subsidiary bank applying the tests in clause (i) or (ii) above does not qualify as a “major subsidiary depository institution” within the requirements of the Federal Reserve’s capital guidelines applicable to bank holding companies, such bank subsidiary will not be a principal subsidiary bank from and after the time that the Corporation receives from the Federal Reserve such a notice.

“Senior Indebtedness” with respect to any series of Securities issued hereunder, shall have the meaning ascribed to such term in the supplemental indenture establishing such series in accordance with Section 3.1 hereof, and shall include: (1) the principal and any premium or interest for money borrowed or purchased by the Corporation, including but not limited to indebtedness evidenced by bonds, debentures, notes or similar instruments; (2) an obligation arising from off-balance sheet guarantees and direct credit substitutes; (3) reimbursement obligations with respect to letters of credit, bankers’ acceptances or similar facilities; (4) obligations issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);(5) capital lease obligations; (6) obligations associated with derivative products, including but not limited to securities contracts, foreign currency exchange contracts, swap agreements (including interest rate and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, options, commodity futures contracts, commodity option contracts and similar financial instruments; (7) obligations of others described in the preceding clauses that the Corporation has guaranteed or for which the Corporation is otherwise liable or that are secured by any lien on any of the Corporation’s property or assets; and (i) any of the Corporation’s obligations to its general creditors, as defined and required by the Federal Reserve under its final Basel III capital rules in 78 F.R. 62018 (Oct. 11, 2013) for subordinated debt to qualify as Tier 2 capital, unless, in any case in the instrument creating or evidencing any such indebtedness or obligation, or pursuant to which the same is outstanding, it is provided that such indebtedness or obligation is not superior in right of payment to the

EXECUTION VERSION

subordinated notes or to other debt that is pari passu with or subordinate to the subordinated notes; provided that, and for the avoidance of doubt, Senior Indebtedness shall not include: (a) trade accounts payable arising in the ordinary course of the Corporation’s business, which will rank equally in right of payment and upon liquidation with the subordinated notes; (b) any debt of the Corporation which when incurred and without respect to any election under Section 1111(b) of the U.S. Bankruptcy Code of 1978, as amended, is without recourse to the Corporation; (c) any debt to any employee of the Corporation; (d) any other debt securities issued pursuant to the Indenture (except if such debt securities are not, or no longer are, subject to the subordination provision of such Indenture); or (e) any debt that expressly states that it is junior to, or ranks equally in right of payment with, the subordinated notes.

“Tax Event” shall mean the receipt by the Corporation of an opinion of independent tax counsel to the effect that, as a result of:

(a)	any amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities;

(b)	any judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “administrative or judicial action”);

(c)	any amendment to or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation; or

(d)	a threatened challenge asserted in writing in connection with an audit of the Corporation’s federal income tax returns or positions or a similar audit of any of the Corporation’s Subsidiaries, or a publicly known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, in each case, occurring or becoming publicly known on or after the Issue Date, there is more than an insubstantial risk that the interest payable by the Corporation on the Notes is not, or, within ninety (90) days of receipt of such opinion, will not be, deductible by the Corporation, in whole or in part, for U.S. federal income tax purposes.

“Tier 2 Capital Event” shall mean the receipt by the Corporation of an opinion of independent bank regulatory counsel to the effect that, as a result of:

(a)	any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any rules, guidelines or policies of an applicable regulatory authority for the Corporation; or

(b)	any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations,

which amendment or change is effective or which pronouncement or decision is announced on or after the Issue Date, the Notes do not constitute, or within 90 days of the date of such opinion will not constitute, Tier 2 capital (or its then equivalent if the Corporation were subject to such capital requirement) for purposes of capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to the Corporation.

EXECUTION VERSION

“1940 Act Event,” shall mean the Corporation becoming required to register as an investment company pursuant to the Investment Company Act of 1940, as amended.

(d) Article I of the Base Indenture is amended and supplemented, solely with respect to the Notes, by inserting the following additional provisions in the following Sections:

Section 1.17 Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 1.18 USA Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act the Trustee and the Responsible Officers, like all financial institutions and in order to help fight the funding of terrorism and money laundering, are required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this agreement agree that they shall provide the Trustee and the Responsible Officers with such information as they may request in order to satisfy the requirements of the USA Patriot Act.

ARTICLE 3

FORM AND TERMS OF THE NOTES

Section 3.1. Form and Dating.

(a) The Notes shall be substantially in the form of Exhibit A attached hereto. The Notes may have a legend or legends or endorsements as may be required to comply with any law or with any rules of any securities exchange or usage. The Notes shall be dated the date of their authentication.

(b) The terms contained in the Notes shall constitute, and are hereby expressly made, a part of the Indenture as supplemented by this First Supplemental Indenture and the Corporation and the Trustee, by their execution and delivery of this First Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

Section 3.2. Terms of the Notes. The following terms relating to the Notes are hereby established:

(a) Title. The Notes shall constitute a series of Securities having the title “4.875% Subordinated Notes due 2025” and the CUSIP number 302520AB7.

(b) Principal Amount. The aggregate principal amount of the Notes that may be authenticated and delivered under the Indenture, as amended hereby, shall be 100,000,000 on the Issue Date. Provided that no Event of Default has occurred and is continuing with respect to the Notes, the Corporation may, without notice to or the consent of the Holders, create and issue additional Securities having the same terms as, and ranking equally and ratably with, the Notes in all respects and so that such

EXECUTION VERSION

additional Notes will be consolidated and form a single series with, and have the same terms as to status, redemption or otherwise as, the Notes initially issued, provided that such additional Notes are fungible for U.S. federal income tax purposes with the Notes.

(c) Person to Whom Interest is Payable. Interest payable, and punctually paid or duly provided for, on any Interest Payment Date will be paid to the Person in whose name the Notes are registered at the close of business on the Regular Record Date for such interest, which shall be March 15 or September 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.

(d) Maturity Date. The entire outstanding principal of the Notes shall be payable on October 2, 2025.

(e) Interest. The Notes shall bear interest at 4.875% per annum, computed on the basis of a 360-day year consisting of twelve 30-day months, and payable semi-annually in arrears. The date from which interest shall accrue on the Notes shall be October 2, 2015 or the most recent Interest Payment Date to which interest has been paid or duly provided for; the Interest Payment Dates for the Notes shall be April 2 and October 2 of each year, commencing April 2, 2016 through the Stated Maturity or earlier Redemption Date. In the event that any scheduled Interest Payment Date for the Notes falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date will be postponed to the next succeeding day which is a Business Day (and no interest on such payment will accrue for the period from and after such scheduled Interest Payment Date).

(f) Place of Payment of Principal and Interest. So long as the Notes shall be issued in global form, the Corporation shall cause the Paying Agent to make, all payments of principal and interest on the Notes in immediately available funds to the Depository or its nominee, in accordance with applicable procedures of the Depository. Notwithstanding any other provision of the Base Indenture, the Notes in global form shall only be exchangeable for certificated subordinated notes in definitive, fully registered form without interest coupons only if DTC notifies the Corporation that it is unwilling or unable to continue as depositary for the global notes.

(g) Redemption. The Corporation may, at its option, redeem the Notes in whole or in part on or after the 90th day prior to the Stated Maturity. The Corporation may also, at its option, redeem the Notes before the Stated Maturity in whole, but not in part, at any time, upon the occurrence of: (i) a Tier 2 Capital Event, (ii) a Tax Event, or (iii) a 1940 Act Event. Any such redemption will be at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date fixed by the Corporation. No such redemption of the Notes by the Corporation prior to the Stated Maturity shall be made without the prior approval of the Federal Reserve. The provisions of Article XI of the Base Indenture shall apply to any redemption of the Notes pursuant to this Article 3. The Corporation’s election to redeem any Notes upon the occurrence of any of the enumerated events above will be provided to the Trustee in the form of an Officer’s Certificate dated at least forty five (45) days prior to the redemption date, or such shorter notice as may be acceptable to the Trustee. In case of any such election, notice of redemption must be provided by giving not less than thirty (30) nor more than sixty (60) days’ notice of such redemption to the registered holders of the Notes and the Trustee.

(h) Sinking Fund. There shall be no sinking fund for the Notes.

(i) Denomination. The Notes and any beneficial interest in the Notes shall be in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

EXECUTION VERSION

(j) Currency of the Notes. The Notes shall be denominated, and payment of principal and interest of the Notes shall be payable in, the currency of the United States of America.

(k) Events of Default. 100% of the principal amount of the Notes shall be payable upon declaration of acceleration of the maturity thereof. The maturity of the Notes shall be subject to acceleration only upon occurrence of an Event of Default described in Section 5.1(5), or Section 5.1(6) of the Indenture, as amended hereby. The text of clauses (5) and (6) of Section 5.1 shall be substituted with the following:

(5) The entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Corporation or a Principal Subsidiary Bank in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Corporation, or any Principal Subsidiary Bank, bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Corporation or any Principal Subsidiary Bank under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Corporation or any Principal Subsidiary Bank or of any substantial part of their property, or ordering the winding up or liquidation of their affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of sixty (60) consecutive days; or

(6) The commencement by the Corporation or any Principal Subsidiary Bank of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Corporation or any Principal Subsidiary Bank in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it, of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Corporation or any Principal Subsidiary Bank, or of any substantial part of their property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay their debts generally as they become due, or the taking of corporate action by the Corporation or any Principal Subsidiary Bank in furtherance of any such action; or

(l) Waiver of Defaults. Section 5.13 of the Base Indenture shall apply to the Notes, except that such section shall be substituted with the following:

Section 5.13 Waiver of Past Defaults. Subject to Section 5.8 and Section 9.2, the Holders of not less than a majority in aggregate principal amount of the Notes may on behalf of the Holders of all Notes waive any past default or Event of Default hereunder and its consequences, except a default: (i) in the payment of the principal of or any premium or interest on, or any Additional Amounts with respect to, any Security as and when the same shall become due and payable by the terms thereof, otherwise than by acceleration (unless such default has been cured as provided herein), or (ii) in respect of a

EXECUTION VERSION

covenant or provision hereof which under Article 9 cannot be modified or amended without the consent of the Holder of each of the Notes. Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

(m) No Collateral. The Notes shall not be entitled to the benefit of any security interest in, or collateralization by, any rights, property or interest of the Corporation.

(n) Stated Maturity. The principal of the Notes shall be payable on October 2, 2025, subject to acceleration as provided under the Indenture.

(o) Registered Form. The Notes shall be issuable initially as registered global Securities, and the Depository for the Notes shall be DTC or any successor U.S. Depository appointed by the Corporation within ninety (90) days of the termination of services of DTC (or any successor to DTC). Sections 2.3 and 3.5 of the Base Indenture shall apply to the Notes.

(p) Acceleration of Maturity, Rescission and Annulment. Section 5.2 of the Base Indenture shall apply to the Notes, except that the first paragraph thereof shall be substituted with the following:

If an Event of Default under Section 5.1(5) or Section 5.1(6) hereof with respect to Notes at the time Outstanding occurs and is continuing, then the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Notes may declare the principal of all the Notes, or such lesser amount as may be provided for in the Notes, to be due and payable immediately, by a notice in writing to the Corporation (and to the Trustee if given by the Holders), and upon any such declaration such principal or such lesser amount shall become immediately due and payable. All Outstanding Notes will become due and payable immediately, only upon such declaration following an Event of Default specified in Section 5.1(5) or 5.1(6) hereunder.

(q) Ranking. The Notes shall rank junior to and shall be subordinated to all Senior Indebtedness of the Corporation, whether existing as of the date of this First Supplemental Indenture, or hereafter issued or incurred, including all indebtedness relating to money owed to general creditors other than holders of the Corporation’s trade accounts payable incurred in the ordinary course. The Notes shall rank equally among themselves and with all of the Corporation’s other subordinated unsecured indebtedness that, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, provides that such obligations are not superior in right of payment to the Notes or to other indebtedness that is pari passu with, or is not subordinate to, the Notes; provided that the Notes will rank senior to the Corporation’s obligations relating to any outstanding junior subordinated debt securities issued to the Corporation’s capital trust subsidiaries. It is intended that the Notes be and are Tier 2 capital or the equivalent, for all regulatory purposes.

(r) Additional Terms. Other terms applicable to the Notes are as otherwise provided for in the Base Indenture, as supplemented by this First Supplemental Indenture.

EXECUTION VERSION

ARTICLE 4

SUPPLEMENTAL INDENTURES

Section 4.1. Supplemental Indentures. The following paragraph shall be added to the end of Section 9.1 of the Base Indenture and shall only apply to the Notes:

“Not in limitation of the foregoing, without the consent of any Holder of Notes, the Corporation and the Trustee may amend or supplement the Indenture or the Notes to conform the terms of the Indenture and the Notes to the description of the Notes in the prospectus supplement dated September 29, 2015 relating to the offering of the Notes.”

ARTICLE 5

MISCELLANEOUS

Section 5.1. Trust Indenture Act of 1939. This First Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions. If any provision of this First Supplemental Indenture limits, qualifies, or conflicts with a provision of the Trust Indenture Act that is required under such act to be a part of and govern this First Supplemental Indenture, the latter provision shall control.

Section 5.2. No Conversion or Exchange Rights. The Notes shall not be convertible into or exchangeable for any equity securities, other securities or other assets of the Corporation or any Subsidiary.

Section 5.3. No Defeasance or Covenant Defeasance. Sections 13.2 and 13.3 of the Base Indenture shall not be applicable to the Notes.

Section 5.4. Governing Law. The laws of the State of New York shall govern this First Supplemental Indenture and the Notes.

Section 5.5. Duplicate Originals. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 5.6. Severability. In case any provision in this First Supplemental Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 5.7. Ratification. The Base Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed. The Base Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this First Supplemental Indenture supersede any conflicting provisions included in the Base Indenture unless not permitted by law. The Trustee accepts the trusts created by the Base Indenture, as supplemented by this First Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Base Indenture, as supplemented by this First Supplemental Indenture.

Section 5.8. Effectiveness. The provisions of this First Supplemental Indenture shall become effective as of the date hereof.

Section 5.9. Successors. All agreements of the Corporation in this First Supplemental Indenture shall bind its successors. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors.

Section 5.10. Indenture and Notes Solely Corporate Obligations. No recourse for the payment of the principal of or interest on any Note, or for any claim based thereon or otherwise in respect thereof, shall

EXECUTION VERSION

be had against any shareholder, employee, agent, officer or director, as such, past, present or future, of the Corporation or of any successor Person; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this First Supplemental Indenture and the issue of the Notes.

Section 5.11. Trustee’s Disclaimer. The recitals contained herein shall be taken as the statements of the Corporation and the Trustee assumes no responsibility for their correctness. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture, the Notes, or for or in respect of the recitals contained herein, all of which recitals are made solely by the Corporation.

Section 5.12. Counterparts. This First Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

[Remainder of page intentionally left blank.]

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

F.N.B. CORPORATION

By:	/s/ Vincent J. Calabrese, Jr.
Name: Vincent J. Calabrese, Jr.
Title: Chief Financial Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Michael H. Wass
Name: Michael H. Wass
Title: Assistant Vice President

EXHIBIT A

[FORM OF NOTE]

CUSIP No. 302520AB7

THIS SECURITY IS A GLOBAL SECURITY, AND ONE OF THE NOTES ISSUED PURSUANT TO AND WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A U.S. DEPOSITORY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH U.S. DEPOSITORY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

F.N.B. Corporation

Subordinated Notes due October 2, 2025

THIS SECURITY IS NOT A DEPOSIT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE DEPOSIT INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

No. 1	$100,000,000

F.N.B. Corporation, a corporation duly organized and existing under the laws of Florida (herein called the “Corporation”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of One Hundred Million Dollars ($100,000,000) on October 2, 2025 (the “Maturity Date”), and to pay interest thereon from October 2, 2015 (the “Issue Date”) or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on April 2 and October 2 of each year through the Maturity Date or earlier Redemption Date (each, an “Interest Payment Date”), commencing April 2, 2016, at the rate of 4.875% per annum until the principal hereof is paid or made available for payment, provided that any principal and premium, and any such installment of interest, which is overdue, shall bear interest at the rate of 4.875% per annum (to the extent that the payment of such interest shall be legally enforceable), from the dates such amounts are due until they are paid or made available for payment, and such interest shall be payable on demand. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be March 15 or September 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in that Place of Payment, or the city in which the Corporate Trust Office is located, are authorized or obligated by law or executive order to close. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Corporation, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

So long as this Security shall be issued in global form, the Corporation shall make, through the Paying Agent, all payments of principal and interest on this Security in immediately available funds to the Depository or its nominee, in accordance with applicable procedures of the Depository. If this Security shall not be in global form, payment of the principal of and interest on this Security will be made at the office or agency of the Corporation maintained for that purpose in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Corporation payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Corporation has caused this instrument to be duly executed.

DATE: October 2, 2015

F.N.B. Corporation

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the Indenture referred to hereinafter.

Wilmington Trust, National Association,
not in its individual capacity but solely as Trustee

By:
Name:
Title:

[Reverse of Security]

This Security is one of a duly authorized issue of securities of the Corporation (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of October 2, 2015(herein called the “Base Indenture”, which term shall have the meaning assigned to it in such instrument), between the Corporation and Wilmington Trust, National Association, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture) as supplemented by a First Supplemental Indenture, dated as of October 2, 2015 between the Corporation and the Trustee (herein called the “First Supplemental Indenture” and together with the Base Indenture, the “Indenture”), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Corporation, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof. The Corporation may, without notice to or the consent of any Holder, issue additional Securities having the same ranking, interest rate, maturity and other terms as the Securities of this series, provided that such additional Securities are fungible for U.S. federal income tax purposes with this Security. Any such additional Securities may be considered to be part of this series of Securities. The Corporation may, without notice to or the consent of any Holder, issue or incur Senior Indebtedness or indebtedness ranking pari passu with the Securities.

The Indenture contains provisions for Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

This Security is intended to be treated as tier 2 capital (or its then equivalent if the Corporation were subject to such capital requirement) for purposes of capital adequacy guidelines of the Board of Governors of the Federal Reserve System (or any successor regulatory authority with jurisdiction over bank holding companies) (the “Federal Reserve”) as then in effect and applicable to the Corporation. If an Event of Default with respect to Notes shall occur and be continuing, the principal and interest owed on the Notes shall only become due and payable in accordance with the terms and conditions set forth in the Base Indenture and the First Supplemental Indenture. Accordingly, the Holder of this Security has no right to accelerate the maturity of this Security in the event the Corporation fails to pay interest or fails to perform any other obligations under the Security or in the Indenture that are applicable to the Notes other than in the case of the Corporation or its Principal Subsidiary Bank’s bankruptcy, insolvency, liquidation, receivership or similar event.

The Notes are not entitled to the benefit of any sinking fund. The Notes are not convertible into or exchangeable for any of the equity securities, other securities or assets of the Corporation or any Subsidiary.

The Corporation may, at its option, redeem the Securities in whole or in part on or after the 90th day prior to the Maturity Date. The Corporation may also, at its option, redeem the Securities before the Maturity in whole, but not in part, at any time, upon the occurrence of: (i) a Tier 2 Capital Event, (ii) a Tax Event, or (iii) a 1940 Act Event.

Any such redemption shall be at a Redemption Price equal to the principal amount of the Securities to be redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date. Any such redemption by the Corporation prior to the Maturity Date requires the prior approval of the Federal Reserve.

So long as the Securities shall be issued in global form, notice of redemption shall be given in electronic format to the U.S. Depository in accordance with the applicable procedures of the U.S. Depository, not less than 30 nor more than 60 days prior to the Redemption Date, all as provided in the First Supplemental Indenture; provided however, such notice may be sent more than 60 days prior to a redemption in connection with a defeasance or the satisfaction and discharge of the series.

This Security may be redeemed in part only in multiples of $1,000 or any integral multiples of $1,000 in excess of $1,000. In the event of redemption of this Security in part only, a new Security or Securities for the unredeemed portion hereof shall be issued in the name of the Holder hereof upon the cancellation hereof.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Corporation and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Corporation and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Corporation with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security. Notwithstanding the foregoing, without the consent of any Holder of Securities, the Corporation and the Trustee may amend or supplement the Indenture or the Securities to conform to the terms of the Indenture and the Securities to the description of the Securities in the prospectus supplement dated September 29, 2015 relating to the offering of the Securities, clarify ambiguities or to meet regulatory requirements for the Securities to qualify as Tier 2 capital or the equivalent for bank regulatory purposes.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee security or indemnity satisfactory to it, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of security or indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Corporation in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Corporation and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and in integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Corporation, the Trustee and any agent of the Corporation or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Corporation, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.